SECURITIES AND EXCHANGE COMMISSION


                         WASHINGTON, D.C. 20549


                              SCHEDULE 13G



                Under the Securities Exchange Act of 1934




                            Amendment No. 12


                         HOUSE OF FABRICS, INC.
    _________________________________________________________________
                            (Name of Issuer)


                                 Common
    _________________________________________________________________
                      (Title of Class of Securities)



                             441758-10-9
     _________________________________________________________________
                             (CUSIP Number)

     CUSIP N. 441758-10-9



     1.  Name and Social Security Number of Reporting Person.

         Barney Sofro:                     ###-##-####

     2.  Check the Appropriate Box if a Member of a Group.

         (a)

         (b)   X

     3.  SEC Use Only _________________________________________________

     4.  Citizenship or Place of Organization; United States of America

Number of Shares  5.  Sole Voting Power                 258,506
Beneficially
Owned by Each     6.  Shared Voting Power               507,802
Reporting Person
With              7.  Sole Dispositive Power            258,506

                  8.  Shared Dispositive Power          507,802

      9.  Aggregate Amount Beneficially Owned
            by Reporting Person                         776,308

      10.  Check if the Aggregate Amount in
            Row 9 Excludes Certain Shares               _______

      11.  Percent of Class Represented by
            Amount in Row 9                               5.6%

      12.  Type of Report Person (See Instructions)        IN

      After reasonable inquiry and to the best of my knowledge and belief, I am certain that the information set forth in this statement is true, complete and correct.


           February 8, 1996
______________________________________
              Date


/s/____Barney Sofro___________________
           Barney Sofro